EXHIBIT 23.1






                  CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference in the Prospectus constituting part of Amendment No. 1 to Registration Statement No. 333-4157 on Form S-3 and in Post-Effective Amendment No. 2 to Registration Statement No. 33-59451 on Form S-3 of our report dated February 23, 1996, which is attached as Exhibit 13.3 to Diamond Shamrock, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1995. We also consent to the incorporation by reference of our report on the Financial Statement Schedules, which is included in Item 14(a)(2) of such Annual Report on Form 10-K. We also consent to the references to us under the heading "Experts" in such Prospectus.


/s/ PRICE WATERHOUSE LLP



    PRICE WATERHOUSE LLP



San Antonio, Texas
June 11, 1996


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